UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF
 THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2013

The Phoenix Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16517	06-1599088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Row, Hartford, CT	06102-5056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 403-5000

NOT APPLICABLE
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
Change in Control Agreement Template for Selected Executive Officers of the Registrant; Non-Qualified Plans, Programs and Other Arrangements Incorporating Clawback Provision and Amended Change in Control Definition.

On December 12, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of The Phoenix Companies, Inc. (the “Company”) approved a new template change in control agreement for select officers designated by the Committee and recommended that the Board approve the new template change in control agreement for the Company’s President and Chief Executive Officer.  On December 12, 2013, the Board, upon the recommendation of the Committee, approved the new template change in control agreement for the Company’s President and Chief Executive Officer.

The new template change in control agreement will be effective as of January 1, 2014, with an expiration date of December 31, 2015 (the “Initial Term”) and will renew automatically for successive one-year periods unless either party provides prior written notice of termination.  The change in control agreements that are currently in effect will terminate on December 31, 2013.

The new template change in control agreement is substantially similar to the existing template agreement.  The changes in the new agreement are as follows: (a) the President and Chief Executive Officer will be the only executive subject to the non-compete covenants; (b) a clawback provision is incorporated into the Agreement as a result of the clawback policy approved in March 2013; and (c) the Change in Control definition is amended to increase the percentages for beneficial ownership and asset disposition from 25% to 35%.

In addition, certain non-qualified plans, programs and other arrangements covering the officers covered by/subject to this Item 5.02(e) are amended to incorporate the clawback provision and the amended change in control definition, where applicable.

The new template change in control agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibit is filed herewith:

10.1           Template Change in Control Agreement, effective January 1, 2014.

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.
Date: December 13, 2013	By:	/s/ Jody A. Beresin
		Name:	Jody A. Beresin
		Title:	Senior Vice President, Administration